         [K CAPITAL PARTNERS, LLC LETTERHEAD]               Exhibit 99.1

                                January 11, 2002


BY COURIER DELIVERY AND
CERTIFIED MAIL RETURN RECEIPT REQUESTED

Peter Pitsiokos, Esq.
Executive Vice President, Secretary and General Counsel
Gyrodyne Company of America, Inc.
102 Flowerfield Street
St. James, NY  11780

Dear Mr. Pitsiokos:

         In accordance with Article II, Section 208 of the Amended and Restated Bylaws (the "BYLAWS") of Gyrodyne Company of America, Inc. (the "COMPANY"), K Capital Offshore Master Fund (U.S. Dollar), L.P. ("K CAPITAL"), the record owner of 2,000 shares of the Company's common stock, par value $1.00 per share (the "COMMON STOCK") as of the date hereof, is hereby furnishing written notice of its nominations of candidates for election as directors of the Company to be brought before the Company's 2001 Annual Meeting of Shareholders (the "ANNUAL MEETING"). K Capital intends to hold its shares of Common Stock continuously through the date of the Annual Meeting.

         In accordance with Article II, Section 208 of the Company's Bylaws, K Capital's notice hereby sets forth the following information:

         (a)      NOMINATIONS FOR ELECTION OF DIRECTORS.

         K Capital hereby gives notice of its nomination of Richard S. Frary and Marvin L. Olshan (the "Nominees") to stand for election as directors of the Company at the Annual Meeting. In addition, in the event the number of directors to be elected to the Company's Board of Directors at the Annual Meeting is increased (whether due to an increase in the size of the Board or due to vacancies resulting from resignations or other reasons), K Capital intends to nominate additional persons to stand for election at the Annual Meeting and to fill such positions, and K Capital hereby reserves the right to do so.

         In accordance with Section 208 of the Bylaws, all information relating to the Nominees that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules promulgated

Peter Pitsiokos, Esq.
Gyrodyne Company of America, Inc.
January 11, 2002
Page 2

thereunder (including the written consent of each of the Nominees to being named in a proxy statement as a nominee and to serving as a director of the Company if elected), is contained in the Questionnaires for Director Nominees attached hereto as EXHIBIT A and EXHIBIT B or elsewhere in this notice letter.

         (b) SHAREHOLDER GIVING THIS NOTICE AND BENEFICIAL OWNERS ON WHOSE BEHALF THE NOMINATIONS ARE MADE.

         NAME AND ADDRESS OF SHAREHOLDER:

                  K Capital Offshore Master Fund (U.S. Dollar), L.P. c/o K Capital Partners, LLC
                  75 Park Plaza
                  Boston, MA  02116
                  Attention: Chief Administrative Officer

         NAME AND ADDRESS OF BENEFICIAL OWNERS:

                  K Capital Offshore Master Fund (U.S. Dollar), L.P.
                  Special K Capital Offshore Master Fund (U.S. Dollar), L.P. K Capital Partners, LLC
                  Harwich Capital Partners, LLC
                  Thomas Knott
                  Abner Kurtin

         The address of each of the beneficial owners listed above is:
                  c/o K Capital Partners, LLC
                  75 Park Plaza
                  Boston, MA  02116
                  Attention: Chief Administrative Officer

         CLASS AND NUMBER OF SHARES HELD. K Capital is the record owner of 2,000 shares of Common Stock and the beneficial owner of 181,569 shares of Common Stock as of the date of this notice. In accordance with Section 208 of the Bylaws, as of the date of this notice, K Capital has continuously held at least $2,000 in market value of the Company's outstanding capital stock entitled to vote for at least one (1) year, as evidenced by Amendment No. 4 to Schedule 13D filed on January 21, 2000 and attached hereto as EXHIBIT C, and is entitled to cast votes with respect to at least five percent (5%) of the outstanding capital stock of the Company, as evidenced by Amendment No. 8 to Schedule 13D filed on August 13, 2001 and attached hereto as EXHIBIT D. Special K Capital Offshore Master Fund (U.S. Dollar), L.P., which has the same general partner

Peter Pitsiokos, Esq.
Gyrodyne Company of America, Inc.
January 11, 2002
Page 3

as K Capital, is the record owner of 2,000 shares of Common Stock and the beneficial owner of 27,781 shares of Common Stock as of the date of this notice. As disclosed in EXHIBIT D, K Capital Partners, LLC, Harwich Capital Partners, LLC, Thomas Knott and Abner Kurtin beneficially own 209,350 shares of Common Stock as of the date of this notice, and each such beneficial owner is not the record owner of any shares of Common Stock. The length of time that K Capital and the other beneficial owners listed above have held shares of Common Stock is set forth on EXHIBIT E attached hereto.

         In accordance with Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, K Capital hereby notifies you that it currently intends to deliver a proxy statement or a solicitation statement and a form of proxy to holders of at least the percentage of the Company's Common Stock required under applicable law to elect the Nominees.

         K Capital anticipates that it and the other beneficial owners set forth under item (b) above will bear the entire cost of the solicitation of proxies from holders of the Company's Common Stock to elect the Nominees. K Capital is currently unable to accurately estimate the cost of such solicitation. K Capital Partners, LLC has retained D.F. King & Co., Inc. to assist in soliciting such proxies and has agreed to pay a retainer of $10,000 and an additional fee based upon the number of holders of the Company's Common Stock contacted by D.F. King & Co., Inc. plus reasonable out-of-pocket expenses in connection with the solicitation. It is expected that the solicitation of proxies will be primarily conducted by D.F. King & Co., Inc. using as many of its employees as it deems necessary, but officers and employees of K Capital and the other beneficial owners set forth under item (b) above may solicit proxies by personal interview, telephone or facsimile. These persons will receive no additional compensation for such services.

                  [Remainder of page intentionally left blank]

Peter Pitsiokos, Esq.
Gyrodyne Company of America, Inc.
January 11, 2002
Page 4

         Thank you for your assistance.

                                           Sincerely,

                                           /s/ ROBERT NEEDHAM
                                           ----------------------------
                                           Robert Needham
                                           Chief Administrative Officer

Attachments